Exhibit 10.4
AGREEMENT AND GENERAL RELEASE
This Agreement and General Release (this “Agreement”) is made by and between Scientific Games Corporation (together with its successors and assigns, the “Company”) and Andrew E. Tomback (“you”), and sets forth the terms and conditions of the termination of your employment on and as of the Separation Date (as defined below). You and the Company (each, a “Party” and together, the “Parties”) agree that:
1.Last Day of Employment. Your last day of employment with the Company is September 30, 2014 (the “Separation Date”). You will be paid your base salary through the Separation Date in accordance with the Company’s ordinary payroll practices. Effective on the Separation Date, you resign from any position with the Company and its affiliates whether as an officer, director, consultant, trustee or otherwise and you agree to execute any documents reasonably required to effectuate the foregoing.
2.    Separation Payments In Return for Signing. In return for your signing this Agreement and complying with the promises made by you in this Agreement, the Company will pay to you an amount equal to $775,000 (the “Separation Payment”), which you acknowledge and agree that you would otherwise not be entitled to receive, such payment to be made in a single lump sum by wire transfer of immediately available funds promptly following your execution of this Agreement but in no event later than September 30, 2014. The Separation Payment is separate from and in addition to what you otherwise would be entitled to receive from the Company. Other than the Separation Payment and except as otherwise specifically provided in this Agreement, all benefits will cease on the Separation Date, except for (a) health insurance coverage at your current election levels, if any, which will continue through the end of the month in which your separation occurs, and (b) vested benefits under any Company 401(k) plan. You acknowledge and agree that all of your equity and equity based awards including without limitation stock options and restricted stock units shall be forfeited without any payment effective as of the Separation Date.
3.    Separation Payment to be Repaid if You Sign this Agreement and Revoke It. The Company and you acknowledge and agree that you will receive the Separation Payment specified in Section 2 promptly following the date you execute this Agreement, but that if you revoke or rescind the portion of this Agreement relating to your waiver of rights under the ADEA (as defined below) within the time period specified below (as more fully described in Section 17(b) below), you will be required to promptly reimburse the Company the full amount of the Separation Payment.
4.    General Release of Claims.
(a)    In consideration for the Separation Payment specified in Section 2 above, which you acknowledge is not otherwise owed to you, you understand and agree that you are knowingly and voluntarily releasing, waiving and forever discharging, to the fullest extent permitted by law, on your own behalf and on behalf of your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you (collectively referred to as the “Tomback

Parties”), the Company, and its parents, affiliates, subsidiaries and members, predecessors, successors or assigns, and any of its or their past or present parents, affiliates, subsidiaries and members, predecessors, successors or assigns; and any of its or their past or present shareholders; and any of its or their past or present directors, executives, members, officers, insurers, attorneys, employees, consultants, agents, both individually and in their business capacities, and employee benefits plans and trustees, fiduciaries, and administrators of those plans (collectively referred to as the “Company Parties”), of and from any and all claims under local, state or federal law, whether known or unknown, asserted and unasserted, that you and/or the other Tomback Parties have or may have against Company Parties as of the day you sign this Agreement, including but not limited to all matters relating to or in any way arising out of any aspect of your employment with the Company, separation from employment with the Company, or your treatment by the Company while in the Company’s employ, all claims under any applicable law, and all other claims, charges, complaints, liens, demands, causes of action, obligations, damages (including punitive or exemplary damages), liabilities or the like (including without limitation attorneys’ fees and costs) (collectively “Claims”), including but not limited to all Claims for:
(i)    salary and other wages, including, but not limited to, overtime if applicable, incentive compensation (and for the avoidance of doubt, no payments shall be made with respect to a bonus for 2014 or any future year) and other bonuses, severance pay or enhanced severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended or any other applicable local, state or federal law;
(ii)    discrimination, harassment or retaliation based upon race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy or any pregnancy related disability, family status, leave of absence (including but not limited to the Family Medical Leave Act or any other federal, state or local leave laws), handicap (including but not limited to The Rehabilitation Act of 1973), medical condition or disability, or any other characteristic covered by law under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, as amended, Sections 1981 through 1988 of the Civil Rights Act of 1866, and any other federal, state, or local law prohibiting discrimination in employment, the Worker Adjustment and Retraining Notification Act, or any other federal, state or local law concerning plant shutdowns, mass layoffs, reductions in force or other business restructuring;
(iii)    discrimination, harassment or retaliation based upon age under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990 (the “ADEA”), or under any other federal, state, or local law prohibiting age discrimination;
(iv)    matters arising under the Sarbanes-Oxley Act of 2002, to the extent permitted by law, and any other federal, state or local whistleblower laws;
(v)    breach of implied or express contract (whether written or oral), breach of promise, misrepresentation, fraud, estoppel, waiver or breach of any covenant of good faith and fair dealing, including without limitation breach of any express or implied covenants of any employment agreement that may be applicable to you;

(vi)    defamation, negligence, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any employment-related tort recognized under any applicable local, state, or federal law;
(vii)    any violation of any Fair Employment Practices Act, Equal Rights Act; Civil Rights Act; Minimum Fair Wages Act; Equal Pay Act; or Payment of Wages Act; or any comparable federal, state or local law;
(viii)    any violation of the Immigration Reform and Control Act, or any comparable federal, state or local law;
(ix)    any violation of the Fair Credit Reporting Act, or any comparable federal, state or local law;
(x)    any violation of the Family and Medical Leave Act;
(xi)    any violation of the New York State Human Rights Law, New York Labor Law, New York City Human Rights Law, and any comparable federal, state or local law;
(xii)    any violation of the Atlanta Anti-Discrimination Ordinance, the Georgia Age Discrimination in Employment Act, the Georgia Wage Payment and Work Hour Laws, and any comparable federal, state or local law and any violation of any statute, regulation, or law of any country or nation;
(xiii)    any equity or equity based awards;
(xiv)    costs, fees, or other expenses, including attorneys’ fees; and
(xv)    any other claim, charge, complaint, lien, demand, cause of action, obligation, damages, liabilities or the like of any kind whatsoever, including, without limitation, any claim that this Agreement was induced or resulted from any fraud or misrepresentation by Company.
(b)    Excluded from the release set forth in this Section 4 are: (i) any Claims or rights arising under or preserved by this Agreement, (ii) Claims arising after the date you sign this Agreement, (iii) any rights to indemnification or advancement of expenses (including, without limitation, under any applicable insurance policy) with respect to any liability you have incurred, or may in the future incur in connection with your position, or services, as an employee, officer or representative of the Company or any of its affiliates or (iv) any Claims that you cannot lawfully release. Notwithstanding anything to the contrary contained herein, including in Section 5 below, also excluded from the release set forth in Section 4(a) is your right to file a charge with an administrative agency (including the Equal Employment Opportunity Commission and the National Labor Relations Board) or participate in any agency investigation. You are, however, waiving your right to recover money or other damages in connection with any such charge or investigation. You are also waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission, National Labor Relations Board or any other federal, state or local agency.
5.    Additional Agreement by Employee.
(a)    BY SIGNING THIS RELEASE YOU ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS (KNOWN OR UNKNOWN) TO BRING OR PROSECUTE A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY PARTIES WITH RESPECT TO ANY OF THE CLAIMS DESCRIBED ABOVE IN SECTION 4(a). You agree that the release set forth above will bar all claims or demands of every kind, known or unknown, referred to above in Section 4(a) (except as set forth in Section 4(b)) and further agree that no non-governmental person, organization or other entity acting on your behalf has in the past or will in the future file any lawsuit, arbitration or proceeding asserting any claim that is waived or released under this Agreement. If you break this promise and file a lawsuit, arbitration or other proceeding asserting any Claim waived in this Agreement, (i) you will pay for all costs, including reasonable attorneys’ fees, incurred by the Company Parties in defending against such Claim (unless such Claim is a charge with the Equal Employment Opportunity Commission or the National Labor Relations Board); (ii) you give up any right to individual damages in connection with any administrative, arbitration or court proceeding with respect to your employment with and/or termination from employment with the Company; and (iii) if you are awarded money damages, you will assign your right to, and interest in, all such money damages to the Company Parties. Notwithstanding the foregoing, this Section 5 does not limit your right to challenge the validity of this Agreement in a legal proceeding under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under the ADEA. This Section also is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any payments made to you by the Company should this Agreement be found to be invalid as to the release of claims under the ADEA.
(b)    You agree that you shall not solicit, encourage, assist or participate (directly or indirectly) in bringing any Claims or actions against any of the Company Parties by other current or former employees, officers or third parties, except as compelled by subpoena or other court order or legal process, and only after providing the Company with prior notice of any such subpoena, order or legal process and an opportunity to timely contest such process. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from making truthful statements that are required by applicable law, regulation or legal process.
(c)    You represent and warrant that you have not filed any administrative, judicial or other form of complaint or initiated any claim, charge, complaint or formal legal proceeding, nor are you a party to any such claim, against any of the Company Parties, and that you will not make such a filing at any time hereafter based on any events or omissions occurring prior to the date of execution of this Agreement. You understand and agree that this Agreement will be pleaded as a full and complete defense to any action, suit or proceeding which is or may be instituted, prosecuted or maintained by you, your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you.

(d)    You agree that you will reasonably cooperate with the Company, its parents, subsidiaries or affiliates, upon reasonable request, with respect to matters or issues which took place or arose during your tenure with the Company, specifically including without limitation any attorney retained by any of them, in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation. The Parties acknowledge and agree that such cooperation may include, but shall not be limited to, you making yourself reasonably available for meetings, interviews, depositions, statements, testimony or the signing of affidavits, and providing to the Company any documents or information in your possession or under your control relating to any such litigation, regulatory matter or investigation, provided that any such meetings, interviews, depositions, statements or testimony do not unduly interfere with your work schedule or other post-Company duties, responsibilities or obligations. The Company shall reimburse you promptly after you submit receipts or other documents reasonably acceptable to the Company for your actual out-of-pocket expenses reasonably incurred and approved by the Company in connection with your performance under this subpart (d); provided, however, that you shall not be entitled to any expense reimbursement for time spent testifying or otherwise cooperating in any matter in which you are a defendant in the proceeding or a named subject or target of the litigation, regulatory matter or investigation. You represent and warrant that you have and will accurately, completely and truthfully disclose to the Company any and all materials and information requested, including, without limitation, in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation involving conduct in which you were involved or had knowledge in connection with your employment with the Company.
(e)    You agree to cooperate with Company and take all necessary steps to effectuate this Agreement, each of its terms and the intent of the Parties.
6.    Affirmations. In signing this Agreement, you are affirming that:
(a)    You have been paid and/or have received all compensation, wages, bonuses, commissions, overtime and/or benefits to which you may be entitled (except as set forth in this Agreement), and if applicable, that you have reported all hours worked as of the date you sign this Agreement. You affirm that you have been granted or not been denied any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;
(b)    You are not eligible to receive payments or benefits under any other Company and/or other Company Party’s severance pay policy, plan, practice or arrangement (except as set forth in this Agreement);
(c)    Your separation from the Company is not under circumstances that would entitle you to any payments or benefits pursuant to your Employment Agreement with the Company, dated November 22, 2013 (the “Employment Agreement”). The Employment Agreement shall be terminated as of the date hereof and of no further force or effect and the payments being made to you under this Agreement are solely intended as consideration to obtain your release of claims and acceptance of the other terms and conditions specified in this Agreement in connection with your separation from the Company; provided, however, that, in consideration for the Separation Payment and the compensation you received pursuant to Section 2 of the Employment Agreement, you shall continue to be bound by your duties and obligations under Section 5 of the Employment Agreement following the Separation Date in accordance with its terms and conditions, except that (i) to the extent any provision of this Agreement addresses matters covered in Section 5 of the Employment Agreement, the provision of this Agreement shall prevail and supersede any such provision in the Employment Agreement, and (ii) notwithstanding anything to the contrary anywhere, Section 5(a) of the Employment Agreement shall cease to apply to you as of the Separation Date;
(d)    You have no known workplace injuries or occupational diseases;
(e)    You have not complained of and you are not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company or any other Company Party that you have not reported to the Company in writing. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by any Company Party, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or to participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies;
(f)    You acknowledge and agree that all of the Company’s decisions regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law;
(g)    On or about the Separation Date, or within a reasonable time thereafter, the Company provided you with timely and adequate notice of your right to continue group insurance benefits under COBRA (unless such notice was not required to be given because, on the day before termination, you did not receive group health insurance benefits through the Company and thus are not a qualified beneficiary within the meaning of COBRA); and
(h)    You acknowledge and agree that if you materially breach the provisions of this Agreement (including, but not limited to, Sections 7, 9 and 10), that the Company will have the right to seek an appropriate remedy against you, which may include, but not be limited to, injunctive relief, the return of the Separation Payment, other monetary damages, and the payment of the Company’s attorneys’ fees. Additionally, if you materially breach this Agreement, Company shall have the right, without waiving any other remedies in law or equity, to cease any further payments pursuant to Section 2. Notwithstanding such cessation of payments, all of your obligations hereunder shall be continuing and enforceable including but not limited to your release of claims, and the Company shall be entitled to pursue all remedies against you available at law or in equity for such breach.
7.    Non-Disparagement; Non-Recruitment of Employees. You agree not to defame, disparage, demean, libel, slander or otherwise cast in a negative light the Company Parties (whether orally or in writing), or encourage any other person to do the same, in any manner whatsoever. The Company agrees, and agrees to instruct its executive officers and directors, not to defame, disparage, demean, libel, slander or otherwise cast in a negative light you (whether orally or in writing), or encourage any other person to do the same, in any manner whatsoever. Additionally you agree that, for a period of one (1) year from the date you sign this Agreement, you will not induce or attempt to induce any employees or consultants of the Company Parties to terminate their relationship with the Company Party.
8.    Confidentiality. You and the Company each agree that it is a material condition of this Agreement to keep the terms of this Agreement strictly and completely confidential and not to directly or indirectly make or issue any private statement, press release or public statement, or communicate or otherwise disclose to any employee of the Company (past, present or future) or to a member of the general public, the negotiations leading to, or the terms, amounts or facts of or underlying this Agreement, except as may be required by law or compulsory process; provided, however, that (i) you may disclose the terms of this Agreement to your immediate family, attorneys, and accountants or other financial advisors so long as they agree to abide by the foregoing confidentiality restriction, and (ii) the Company may disclose the terms of this Agreement to employees who need to know about this Agreement so long as they agree to abide by the foregoing confidentiality restriction. Notwithstanding the foregoing, it shall not be a breach of this Section 8 by the Company if the Company publicly files this Agreement with the Securities and Exchange Commission following a determination that it is legally required to do so.
9.    Return of Property. You agree that no later than your last day of employment with the Company, you will return any and all property, including all copies or duplicates thereof, belonging to the Company, including but not limited to keys, security cards, equipment, computer equipment and software, documents, supplies, customer or client lists and customer or client information, “Confidential Information” (as defined below) and all copies thereof and any other Company property in your possession. Notwithstanding the foregoing, this Section 9 shall not apply to any documents of the Company or any of its affiliates that is, as of the date of this Agreement, held by the law firm of Petrillo Klein & Boxer LLP or Morrison Cohen LLP, provided that the Company has a copy (in either electronic or hard copy format) of such documents.
10.    Non-Disclosure of Confidential Information.
(a)    “Confidential Information” shall mean any and all proprietary and confidential data or information belonging to the Company or any of its affiliates which is of tangible or intangible value to Company and is not public information or is not generally known or available to Company’s competitors but is known only to Company and its employees, independent contractors or agents to whom it must be confided in order to apply it to the uses intended. Assuming the foregoing criteria are met, Confidential Information includes, without limitation, information with respect to the operations, customers, customer lists, products, proposals, marketing strategy and services of Company and its affiliates and further includes, but is not limited to: (i) formulas, research and development techniques, processes, computer programs, software, electronic codes, mask works, inventions, innovations, patents, patent applications, discoveries, improvements, data, know-how, formats, test results, and research projects; (ii) information about costs, profits, markets, sales, contracts, lists of actual or potential customers and distributors, and information contained in proposals that are under development or have been made to actual or potential customers; (iii) business, marketing, strategic plans, know-how, including without limitation the unique manner in which the Company conducts its business; (iv) forecasts, unpublished financial information, budgets, projections, and customer identities, characteristics and agreements; and (v) employee personnel files and compensation information. Notwithstanding anything contained to the contrary herein, after three (3) years from the Separation Date, all information which is not considered a “Trade Secret” under the Georgia Trade Secrets Act of 1990, O.C.G.A. §10-1-760, et seq. (the “Trade Secrets Act”), or any successor or replacement statute thereof, shall not be considered “Confidential Information” hereunder. Nothing herein shall be interpreted as a limitation or restriction on the provisions of the Trade Secrets Act or any legal rights or remedies granted thereunder.
(b)    You acknowledge that as a result of your activities as an employee of the Company, you had access to the Confidential Information which you acknowledge as information that Company has legitimate interests in protecting and keeping confidential. In recognition of Company’s need to protect its legitimate business interests, you hereby covenant and agree that you will treat and regard each item constituting Confidential Information as strictly confidential and wholly owned by Company and will not, without the prior written consent of Company, for any reason, in any fashion, either directly or indirectly, communicate to any third party, use, sell, lend, distribute, license, give, show, disclose, reproduce, copy or misappropriate, or permit any of your agents to do any of the above with respect to all or any part of the Confidential Information or any physical embodiments thereof, and may in no event take any action causing, or fail to take action necessary in order to prevent, any Confidential Information disclosed to you or developed by you to lose its character or cease to qualify as Confidential Information, except as required by judicial and governmental action and as permitted hereunder.
(c)    You acknowledge and agree that it would be difficult to ascertain damages in the event of a breach of this Section 10, and accordingly, you agree that any violation by you of this Section 10 would cause irreparable harm to Company. You further agree that upon proof of the existence of a violation of this Section 10, Company will be entitled to injunctive relief against you and/or the principal on whose behalf you are acting in any court of competent jurisdiction having authority to grant the described relief, together with all costs and reasonable attorneys’ fees incurred by Company in bringing such action. In the event Company should seek injunctive relief, you hereby waive any requirement that Company submit proof of the economic value of any interest sought to be protected under such injunction or that Company post a bond or any other security.
11.    Permissible Disclosures and Retained Documents. Notwithstanding anything in this Agreement or elsewhere to the contrary, (a) nothing shall preclude you or the Company from making truthful statements, or from disclosing documents or information (i) when required by applicable law, regulation, order, or the like, (ii) in connection with any proceeding to enforce the terms of this Agreement, (iii) in confidence to any professional for the purpose of securing professional advice, or (iv) in connection with performing your duties for the Company or its affiliates; and (b) nothing shall preclude you from retaining, or using appropriately, your rolodex (and electronic equivalents), documents and information relating to your personal entitlements and obligations, and your personal files.

12.    Enforcement and Arbitration. This Agreement shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions and except as prohibited by law.
(a)    Any dispute, controversy or claim not resolved by the Parties arising out of or relating to this Agreement, or the breach thereof, or any other agreement between you and the Company, your employment with the Company, or the termination of your employment with the Company (collectively, “Covered Claims”), shall (except to the extent otherwise provided in Section 10 with respect to certain requests for injunctive relief) be resolved exclusively by confidential binding arbitration and administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and this Section 12(a). Venue for the conduct of the arbitration shall be New York, New York. The arbitrator(s) shall (i) have no jurisdiction to alter or disregard the express terms of this Agreement, and (ii) explain, in reasonable detail and in writing, any award that may be made, and (iii) render its decision on any claims and counterclaims within six months after the filing of a demand for arbitration. Judgment upon the award rendered by the arbitrator(s) may be entered in any Court having jurisdiction there. The Parties expressly agree as a term of their agreement to arbitrate that the factual findings of the arbitral tribunal shall be final absent manifest or material error and rulings on questions of law or mixed questions of fact and law shall be reviewed under the “clearly erroneous” standard of review and not under a “manifest disregard of the law” or other standard, notwithstanding federal, state, commonwealth decisional or other law concerning such standard to the contrary.
(b)    The remedies expressly provided in this Agreement for breach thereof by the Company or you shall constitute the sole and exclusive remedies to the aggrieved party, and all other remedies which might be otherwise available under the law of any jurisdiction are hereby waived by both Company and you, except the Company’s right to enforce the “Confidentiality” and “Return of Property; Non-Disclosure of Confidential Information” provisions of this Agreement for which the Company specifically reserves, and you specifically acknowledge, the right of the Company to enforce by all legal and equitable remedies available, including specific performance and injunction. Should any provision of this Agreement, excluding the general release in Section 4 above, be declared illegal or unenforceable and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
EMPLOYEE INITIALS: AT COMPANY INITIALS: PM

13.    Indemnification.
(a)    The Company shall indemnify and advance reasonable expenses to you to the full extent permitted under Delaware law, the Company’s Certificate of Incorporation or By-Laws, or pursuant to any other agreements or policies in effect from time to time in connection with any action, suit or proceeding to which you may be made a party by reason of your having been an officer, director or employee of the Company or of any subsidiary or affiliate of the Company or a fiduciary of any benefit plan of the foregoing. The Company will maintain D&O and professional liability insurance in an amount reasonably determined by the Company’s Board of Directors covering your acts during your tenure, but no less than that provided to other officers.
(b)    Subject to Section 4(b) above, in the event that any Tomback Party asserts any Claim against any Company Party that is covered by the release in Section 4(a) above, then you shall fully and promptly indemnify such Company Party (and any other Company Party) against any damages, costs or expenses that any such Company Party incurs as a result of such asserted Claim, such indemnification to include (without limitation) prompt advancement of any legal and other professional fees and expenses incurred by any such Company Party.
14.    Non-Admission of Wrongdoing. You and the Company agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at anytime for any purpose as an admission by you or by any of the Company Parties of any liability, wrongdoing, or unlawful conduct of any kind, and you and the Company Parties do specifically deny, any violation of any local, state, federal, or other law, whether regulatory, common or statutory.
15.    Amendment. You understand and agree that this Agreement may not be modified, altered or changed except upon express written consent of both Parties wherein specific reference is made to this Agreement.
16.    Entire Agreement; Waiver. You understand and agree that this Agreement sets forth the entire agreement between you and the Company concerning the subject matter herein, and that it fully supersedes any prior obligation of the Company to you, as well as any agreements between you and the Company, other than any agreements relating to inventions and/or non-solicitation. You acknowledge and affirm that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those that are set forth in this Agreement. One or more waivers of a breach of any covenant, term or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term or provision.
17.    Right to Consider, Rescind and Revoke Acceptance. This Agreement and General Release is intended to comply with the Older Workers Benefit Protection Act of 1990 with regard to your waiver of rights under the Age Discrimination in Employment Act (“ADEA”). In signing this Agreement and General Release, you understand and agree that:
(a)    You are specifically advised to consult with an attorney of your own choosing before you sign this Agreement, as it waives and releases rights you have or may have under federal, state and local law, including but not limited to the ADEA.
(b)    You have twenty-one (21) calendar days to decide whether to accept and sign this Agreement, but you may accept and sign this Agreement at any time within such 21-day period. Other than with respect to your waiver of rights under the ADEA, this Agreement shall become final and binding on you and the Company as soon as both Parties execute it. However, you may revoke or rescind your acceptance of the portion of this Agreement relating to your waiver of rights under the ADEA within seven (7) calendar days of signing this Agreement. In the event you revoke or rescind your acceptance of such portion, you shall promptly reimburse the Company for the Separation Payment (if paid prior to any such revocation or rescission). If you do not revoke or rescind such portion, such portion will become effective or enforceable on the eighth (8th) day after you sign this Agreement (the “Effective Date”). In order to effectively revoke or rescind your acceptance of such portion, the revocation or rescission must be in writing and postmarked within the seven (7) calendar day period, and properly addressed to:
Peter Mani
VP & Chief Human Resources Officer
Scientific Games Corporation
750 Lexington Avenue
New York, NY 10022

You acknowledge that if you do not accept this Agreement in the manner described above, it will be withdrawn and of no effect. You acknowledge and agree that, if you revoke your acceptance of this Agreement prior to payment of the Separation Payment, you shall receive none of the benefits provided hereunder and this Agreement shall be null and void, having have no further force or effect, and this Agreement will not be admissible as evidence in any judicial, administrative or arbitral proceeding or trial. You further acknowledge that if such portion of this Agreement is not revoked in the time period set forth above, you shall have forever waived your right to revoke such portion of this Agreement, and it shall thereafter have full force and effect as of the Effective Date. Notwithstanding anything to the contrary in this Agreement or elsewhere, if you execute this Agreement and the Company fails to make the Separation Payment to you on or prior to October 1, 2014, this Agreement shall become null and void and of no further force or effect as of 12:01am on October 2, 2014.
(c)    Any and all questions regarding the terms of this Agreement have been asked and answered to your complete satisfaction.
(d)    You acknowledge that the consideration provided for hereunder is in addition to anything of value to which you already are entitled and the consideration provided for herein is good and valuable.
(e)    You are entering into this Agreement voluntarily, of your own free will, and without any coercion or undue influence of any kind or type whatsoever.
(f)    Any modifications of or revisions to this Agreement do not re-start the 21 day consideration period, described in this paragraph.
(g)    You understand that the releases contained in this Agreement do not extend to any rights or claims that you have under the Age Discrimination in Employment Act that first arise after execution of this Agreement.
18.    409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the Separation Payment shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or shall comply with the requirements of such provision. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. The Company does not guarantee and is not responsible for the tax treatment of your Separation Payment, including without limitation under Section 409A, and has advised you to consult with your tax and legal advisors regarding such treatment.
19.    Miscellaneous. This Agreement may be signed in counterparts, all of which shall be deemed an original, but all of which, taken together, shall constitute the same instrument. A signature made on a faxed or electronically mailed “PDF” copy of the Agreement shall have the same effect as the original signature. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

SCIENTIFIC GAMES CORPORATION

By:_/s/Peter Mani____________________            Date:_9/30/2014________
Name: Peter Mani
Title: VP & Chief Human Resources Officer

I have decided to accept this Agreement and General Release, to fulfill the promises I have made, and to receive the Separation Payment described in Section 2 above. I hereby freely and voluntarily assent to all the terms and conditions in this Agreement and General Release. I understand that certain portions of this Agreement and General Release will become a binding agreement between the Company and me as of the 8th day after I sign it, and I am signing this Agreement and General Release as my own free act with the full intent of releasing the Company Parties from all Claims, as described in Section 4(a) above, including but not limited to those under the Age Discrimination in Employment Act.

_/s/Andrew E. Tomback__________________        Date: _9/30/2014________
Andrew E. Tomback